Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hughes Supply, Inc. of our reports dated April 14, 2004, relating to the financial statements and financial statement schedule which appear in Hughes Supply, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2004 and our report dated August 11, 2004 relating to the financial statements and financial statement schedule which appear in the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust Annual Report on Form 11-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Orlando, Florida

August 13, 2004